PROSPECTUS                                      Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-128606

                     NORDIC AMERICAN TANKER SHIPPING LIMITED

              DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

                    1,664,450 Common Shares, $0.01 Par Value

     We are an international tanker company that owns modern double-hull Suezmax tankers. With this Prospectus we are offering you the opportunity to participate in our Dividend Reinvestment and Direct Stock Purchase Plan, or the "Plan." The Plan allows our existing shareholders to increase their holdings of our common shares and gives new investors an opportunity to make an initial investment in our common shares.

                                 PLAN HIGHLIGHTS

     o If you are an existing shareholder, you may purchase additional common shares by reinvesting all or a portion of the dividends paid on your common shares and by making optional cash investments of not less than $50 each and up to a maximum of $10,000 per month. In some instances, we may permit optional cash investments in excess of this maximum.

     o If you are a new investor, you may join the Plan by making an initial investment of not less than $250 and up to a maximum of $10,000. In some instances, we may permit initial investments in excess of this maximum.

     o As a participant in the Plan, you may authorize electronic deductions from your bank account for optional cash investments.

     o We may offer discounts ranging from 0% to 5% on optional and initial cash investments that are made pursuant to a request for waiver (i.e., on investments that are in excess of $10,000). At our discretion the discount may be offered at variable rates on one, all or a combination of the sources of investments or not at all.

     Investing in our common shares involves risks. You should consider certain risk factors before enrolling in the Plan. See "Risk Factors" on page 2 of this Prospectus and the documents incorporated herein by reference for more information. We suggest you retain this Prospectus for future reference.

     Our common shares are listed on the New York Stock Exchange under the symbol "NAT." The last reported sales price of our common shares on November 4, 2005 was $32.33.

     Unless specifically noted otherwise in this Prospectus, all references to "we," "us," "our," or the "Company" refer to Nordic American Tanker Shipping Limited and its subsidiaries.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is November 7, 2005.

                                TABLE OF CONTENTS
                                                                           Page

RISK FACTORS..................................................................2
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS....................3
AVAILABLE INFORMATION.........................................................3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................4
THE COMPANY...................................................................5
DESCRIPTION OF THE PLAN.......................................................5
   1.  What is the Plan?......................................................5
   2.  What features does the Plan offer?.....................................5
   3.  Who is the Plan Administrator and what does the Plan
       Administrator do?......................................................6
   4.  How do I contact the Plan Administrator?...............................6
   5.  How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in my name?........................7
   6.  My shares are held in "street name."  How do I enroll in the
       Plan if I am an existing shareholder and my common shares are registered in the name of my broker, bank or other nominee?............7
   7.  How do I enroll if I am not currently a shareholder?...................8
   8.  What are the fees associated with participation?.......................8
   9.  What are my options for additional cash investments once I am enrolled in the Plan?..................................................9
   10. What are my reinvestment options?......................................9
   11. Request for Waiver for Optional Monthly Cash Investments and
       Initial Investments in Excess of $10,000..............................10
   12. When are dividends paid?..............................................13
   13. When does the Plan Administrator purchase common shares?..............13
   14. How does the Plan Administrator purchase the common shares?...........14
   15. At what price will the Plan Administrator purchase the common shares?...............................................................14
   16. May I enroll, view my account information, and execute transactions online?..................................................15
   17. What kind of reports will I receive as a participant in the
       Plan?.................................................................15
   18. Will I receive share certificates for my Plan shares?.................16
   19. Can I deposit share certificates for safekeeping?.....................16
   20. How do I sell my Plan shares?.........................................17
   21. How do I discontinue participation in the Plan?.......................17
   22. What happens if I sell or transfer all the common shares registered in my name and held by me?.................................18
   23. What happens if we declare a dividend payable in common shares or declares a stock split?.....................................18
   24. How will my common shares held by the Plan Administrator be voted at meetings of shareholders?....................................19
   25. Limitation of Liability...............................................19
USE OF PROCEEDS..............................................................19
FEDERAL INCOME TAX CONSEQUENCES..............................................19
PLAN OF DISTRIBUTION.........................................................21
EXPERTS......................................................................22
LEGAL OPINIONS...............................................................22

                                  RISK FACTORS

     Before you decide to participate in the Plan and invest in our common shares, you should be aware of the following material risks in making such an investment. You should consider carefully this risk factor together with all risk factors and information included or incorporated by reference in this Prospectus before you decide to participate in the Plan and purchase common shares. In addition, you should consult your own financial and legal advisors before making an investment.

                            Risks Related to the Plan

You will not know the price of the common shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

     The price of our common shares may fluctuate between the time you decide to purchase common shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

     Mellon Bank, N.A., or the Plan Administrator, administers the Plan. If you instruct the Plan Administrator to sell common shares under the Plan, you will not be able to direct the time or price at which your common shares are sold. The price of our common shares may decline between the time you decide to sell common shares and the time of actual sale.

     If you decide to withdraw from the Plan, the Plan Administrator will continue to hold your common shares unless you request a certificate for whole shares.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     Certain matters discussed herein may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

     We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words "believe," "anticipate," "intend," "estimate," "forecast," "project," "plan," "potential," "will," "may," "should," "expect," "pending" and similar expressions identify forward-looking statements.

     The forward-looking statements are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

     Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker market, as a result of changes in OPEC's petroleum production levels and world wide oil consumption and storage, changes in our operating expenses, including bunker prices, drydocking and insurance costs, the market for our vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hire and other important factors described from time to time in the reports filed by us with the Securities and Exchange Commission.

                             AVAILABLE INFORMATION

     We file annual, periodic and other reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any materials that we file with the SEC at the SEC's public reference room at 100 Fifth Street, N.E., Room 1580 Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC. The address for the Internet site is: http://www.sec.gov.

     You can also inspect our reports, proxy statements, and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below and the documents that we file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act until the termination of this offering. Nothing contained herein shall be deemed to incorporate by reference documents that we furnish to, but do not file with, the SEC unless such documents state that they are incorporated by reference into this Prospectus.

     o The "Description of Capital Stock" filed with the SEC as Exhibit 99.1 on our Report of Foreign Private Issuer on Form 6-K on February 15, 2005;

     o Our Prospectus Supplement filed with the SEC under Rule 424(b)(2) on March 3, 2005 (Registration No. 333-118128);

     o Our Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed with the SEC on June 30, 2005;

     o Our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on February 15, 2005, March 17, 2005, June 16, 2005 (both) and
          October 14, 2005;

     o    Any future annual reports filed on Form 20-F; and

     o Any future filing we make with the SEC that states it is incorporated by reference into this Regristration Statement and this Prospectus.

     You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference to this Prospectus by writing or telephoning us at the following address:

Nordic American Tanker Shipping Limited
Reid House
31 Church Street
Hamilton FX
Bermuda
(441) 292-7202

                                   THE COMPANY

     We were founded on June 12, 1995 under the laws of the Islands of Bermuda and maintain our principal offices at Reid House, 31 Church Street, Hamilton HM 12, Bermuda. Our telephone number at such address is (441) 292 7202.

     We were formed for the purpose of acquiring and chartering three Suezmax tankers that were built in 1997. These three vessels were bareboat chartered to BP Shipping Ltd., or BP Shipping, for a period of seven years. BP Shipping redelivered these three vessels to us in September 2004, October 2004 and November 2004, respectively. We have continued contracts with BP Shipping by time chartering to it two of our original vessels at spot market related rates for three-year terms up to the autumn of 2007. We have bareboat chartered the third of our original three vessels to Gulf Navigation Company LLC, or Gulf Navigation, of Dubai, U.A.E. for a term of five years at a fixed rate of charterhire, subject to two one-year extensions at Gulf Navigation's option. In November 2004, we acquired our fourth vessel, and acquired our fifth and sixth vessels in March 2005. We acquired our seventh vessel, a 1998 built double-hull Suezmax tanker, in August 2005. We acquired our eighth vessel, a 1998 built double-hull Suezmax tanker, in November 2005. We are currently operating these vessels in the spot market.

                             DESCRIPTION OF THE PLAN

1.   What is the Plan?

     Our Dividend Reinvestment and Direct Stock Purchase Plan, or the Plan, enables new investors to make an initial investment in our common shares and existing investors to increase their holdings of our common shares. Participants can purchase our common shares with optional monthly cash investments and cash dividends.

     The Plan is designed for long-term investors who wish to invest and build their share ownership over time. The Plan is not intended to provide holders of common shares with a mechanism for generating assured short-term profits through rapid turnover of shares acquired at a discount. The Plan's intended purpose precludes any person, organization or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional monthly cash investment limit.

     We reserve the right to modify, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with its intended purpose.

2.   What features does the Plan offer?

     Initial investment. If you are not an existing shareholder, you can make an initial investment in our common shares, starting with as little as $250 and up to a maximum of $10,000. See "7. How do I enroll if I am not currently a shareholder?" below for more information.

     Optional monthly cash investments. Once you are enrolled in the Plan, you can buy our common shares and pay fees and commissions lower than those typically charged by stockbrokers for small transactions. You can increase your holdings of our common shares through optional monthly cash investments of $50 or more, up to a maximum of $10,000 per month. You can make optional monthly cash investments by check, money order or electronically with deductions from your personal bank account -- either in a single transaction or automatically each month. If you wish to make optional monthly cash investments in excess of $10,000 in any month or an initial investment in excess of $10,000, see "9. What are my options for additional cash investments once I am enrolled in the Plan?" below for more information.

     Automatic dividend reinvestment. You can also increase your holdings of our common shares through automatic reinvestment of your cash dividends. You will also be credited with dividends on fractions of common shares you hold in the Plan. You can elect to reinvest all or a portion of your dividends. You can receive, electronically or by check, any portion of dividends not reinvested by you. See "5. How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in my own name?" and "10. What are my reinvestment options?" below for more information.

     Share safekeeping. You can deposit your share certificate representing common shares for safekeeping with the Plan Administrator. See "19. Can I deposit share certificates for safekeeping?" below for more information.

     Automated transactions. You can execute many of your Plan transactions on-line. See "16. May I enroll, view my account information, and execute transactions online?" below for more information.

     Refer to "8. What are the fees associated with participation?" below for details on fees charged for these transactions and services.

3.   Who is the Plan Administrator and what does the Plan Administrator do?

     Mellon Bank, N.A., currently is the Plan Administrator. The Plan Administrator with certain administrative support provided by Mellon Investor Services LLC, a registered transfer agent, and Mellon Securities LLC, a registered broker/ dealer, as designated agent for each participating shareholder, administers the Plan, keeps records, sends statements of account activity to each participant and performs other duties relating to the Plan. The Plan Administrator holds for safekeeping the common shares purchased for you together with common shares forwarded by you to the Plan Administrator for safekeeping until termination of your participation in the Plan or receipt of your request for a certificate for all or part of your common shares. Common shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator's name or the name of its nominee, as your agent. In the event that the Plan Administrator should resign or otherwise cease to act as agent, we will appoint a new administrator to administer the Plan.

     The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for our common shares.

     We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or as required by applicable securities laws or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death, or with respect to the prices at which common shares are purchased for your account and the times when such purchases are made or with respect to any fluctuation in the market value after purchase or sale of common shares. Neither we nor the Plan Administrator shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

4.   How do I contact the Plan Administrator?

     If you have questions regarding the Plan, please write to the Plan Administrator at the following address: Mellon Bank, N.A. c/o Mellon Investor Services, P.O. Box 3338, South Hackensack, NJ 07606-1938, or call the Plan Administrator at 1-800-635-5835 (if you are inside the United States or Canada), 1-201-680-6578 (if you are outside the United States or Canada) or 1-800-231-5469 for the hearing impaired (TDD). An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

     In addition, you may visit the Mellon Investor Services website at www.melloninvestor.com. At this website, you can enroll in the Plan, obtain information, and perform certain transactions on your Plan account via Investor ServiceDirect(R) at www.melloninvestor.com. To gain access, you will need a password which you may establish when you visit the website. If you have forgotten your password, call 1-877-978-7778 to have it reset.

     Include your name, address, daytime telephone number, account number, Social Security Number and reference Nordic American Tanker Shipping Limited on all correspondence.

5. How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in my name?

     If you already own our common shares and the common shares are registered in your name, you may participate in the Plan immediately. You may participate by choosing to reinvest all or part of your quarterly dividend, if any, or by making an additional cash investment. Please see "9. What are my options for additional cash investments once I am enrolled in the Plan?" below for details regarding optional monthly cash investments and "10. What are my reinvestment options?" below for details regarding the different reinvestment elections you can make under the Plan. You can enroll online through Investor ServiceDirect(R) at www.melloninvestor.com or by completing and returning the enclosed enrollment form to the Plan Administrator in the envelope provided. Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation continues automatically until either you elect to withdraw from the Plan or the Plan is terminated by us.

     If you need to obtain an enrollment form, contact the Plan Administrator at 1-800-635-5835. While there is no cost to enroll in the Plan, please refer to "8. What are the fees associated with participation?" for more information on purchase, reinvestment and sale fees, and other expenses.

6. My shares are held in "street name." How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in the name of my broker, bank or other nominee?

     If your common shares are registered in the name of a broker, bank or other nominee, you should contact that institution and discuss with it whether it can arrange for you to participate in the Plan. If the broker, bank or other nominee cannot arrange for you to participate in the Plan, you should arrange for the broker, bank or other nominee to register in your name the number of common shares that you want to participate in the Plan or have the common shares electronically transferred into your own name through the Direct Registration System. You can then enroll in the Plan, as described in "5. How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in my name?" above. Alternatively, if you do not want to re-register your common shares, you can enroll in the Plan in the same way as someone who is not currently a shareholder, as described in "7. How do I enroll if I am not currently a shareholder?" below. However, even if you enroll in the Plan by making an investment as described in "7. How do I enroll if I am not currently a shareholder?", any existing common shares that are not registered in your name will not be able to participate in the Plan.

7.   How do I enroll if I am not currently a shareholder?

     If you do not currently own any of our common shares (or you are an existing shareholder that is not enrolled in the Plan and your common shares are not registered in your name), you can participate by making an initial cash investment through the Plan for as little as $250 and up to a maximum of $10,000. Your initial investment can be made using one of the following options:

     Via on-line enrollment through Investor
     ServiceDirect(R) at www.melloninvestor.com and:
     -----------------------------------------------

     o    authorizing one deduction (minimum of $250) from your bank account; or

     o opening your account on-line and sending your initial investment of $250 or more by check or money order payable to Nordic American Tanker Shipping Limited/ Mellon Bank.

     Via the Enrollment Form and:
     ----------------------------

     o submitting it to the Plan Administrator, and making one payment (minimum of $250) by check or money order payable to Nordic American Tanker Shipping Limited/ Mellon Bank.

     If you need to obtain an enrollment form, contact the Plan Administrator at 1-800-635-5835.

     Please refer to "8. What are the fees associated with participation?" for more information on enrollment, purchase, reinvestment and sale fees, and other expenses.

8.   What are the fees associated with participation?

     We will pay all brokerage trading fees on common shares purchased through the Plan when common shares are being acquired from us or through open market sources.

     You will not be charged an enrollment fee if you enroll in the Plan in the manner described in "5. How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in my name?"

     You will not be charged an enrollment fee if you enroll in the Plan by having your broker, bank or other nominee make arrangements for you to participate in the Plan as described in "6. My shares are held in "street name." How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in the name of my broker, bank or other nominee?" However, you will be responsible for any costs incurred in connection with such arrangement and any fees charged by your broker, bank or other nominee.

     You will be charged a $15.00 enrollment fee if you enroll in the Plan by making an initial cash investment as described in "7. How do I enroll if I am not currently a shareholder?"

     Once enrolled in the Plan, you will be charged a $5.00 processing fee for each optional additional cash investment made through the Plan by check or money order as described in "9. What are my options for additional cash investments once I am enrolled in the Plan."

     If you choose to make any payments to the Plan electronically through your bank account, you will be charged a $2.00 processing fee for each deduction made from your bank account for optional additional cash investments. You will also be responsible for any other costs your bank may charge in connection with deductions from or payments made to your bank account.

     If you request that your common shares that are subject to the Plan be sold, you will receive the proceeds less a handling fee of $15.00, brokerage trading fees ($0.12 per share as of the date of this Prospectus) and applicable stock transfer taxes. If you choose to sell your common shares that are subject to the Plan through a stockbroker of your choice, you will be responsible for any fees or costs your broker may charge in connection with the transfer of your common shares to such stockbroker and applicable stock transfer taxes. Please see "20. How do I sell my Plan shares?" for information relating to the sale of common shares that are subject to the Plan.

     A $35 fee will be assessed for any check that is returned for insufficient funds. We can change the fee structure of the Plan at any time. We will give you notice of any fee changes prior to the changes becoming effective.

9. What are my options for additional cash investments once I am enrolled in the Plan?

     Once you are enrolled in the Plan, you may purchase additional common shares through optional cash investments, regardless of whether dividends are being reinvested. Optional cash investments may not be less than $50, and the total of all optional cash investments submitted by an individual shareholder may not exceed $10,000 in any month, unless a request for waiver has been granted. The $50 minimum applies only to optional cash investments by existing Plan participants. New investors or existing shareholders making an initial investment in order to enroll in the Plan as described in "6. My shares are held in "street name." How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in the name of my broker, bank or other nominee?" and "7. How do I enroll if I am not currently a shareholder?" must make an initial investment of not less than $250. There is no obligation either to make an optional cash investment or to invest the same amount of cash for each investment.

     Check or Money Order. You may make optional monthly cash investments by sending a check or money order to the Plan Administrator payable to Nordic American Tanker Shipping Limited/ Mellon Bank. To facilitate processing of your investment, please use the transaction stub attached to your Plan statement. Mail your investment and transaction stub to the address specified on the stub. A $35 fee will be assessed for a check that is returned for insufficient funds. Please see "8. What are the fees associated with participation?" above for all other applicable Plan fees.

     One-Time and Automatic Monthly Withdrawals. If you already own common shares and are enrolled in the Plan and want to make additional monthly purchases, you can also authorize automatic monthly deductions from your bank account by completing the appropriate section in the enclosed enrollment form, or by enrolling online after you access your account through Investor ServiceDirect(R) at www.melloninvestor.com. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. You can also a one-time individual automatic deduction from your bank account through Investor ServiceDirect(R). The amounts you have authorized will be withdrawn from your bank account on the 25th day of each month, or the next succeeding business day if the 25th day falls on a weekend or holiday. You will be responsible for all processing fees and any other costs your bank may charge in connection with deductions from your bank account. Please see "8. What are the fees associated with participation?" above for all applicable Plan fees.

     Please see "21. How do I discontinue participation in the Plan?" for information on discontinuing participation in the Plan.

10.  What are my reinvestment options?

o If you elect "Full Dividend Reinvestment," you direct the Plan Administrator to apply toward the purchase of additional common shares all your cash dividends on all the common shares then or subsequently registered in your name, together with any optional monthly cash investments. Under this option, the Plan operates so as to reinvest dividends on a cumulative basis until you instruct otherwise, you withdraw from the Plan or the Plan is terminated.

o If you elect "Partial Dividend Reinvestment," you direct the Plan Administrator to apply toward the purchase of additional common shares all your cash dividends only on the number of common shares registered in your name that you specify, together with any optional monthly cash investments.

o If you elect for "Optional Cash Investments Only," you will continue to receive cash dividends on all of your common shares registered in your name in the usual manner, but the Plan Administrator will apply any optional monthly cash investment received to the purchase of additional common shares under the Plan.

     Also, you can further direct the Plan Administrator to:

o Reinvest automatically any dividends on common shares subsequently acquired that are registered in your name and held in your Plan account.

o Automatically deposit into your Plan account any subsequent stock dividends and/or stock splits on all common shares participating in the Plan.

     You may change your investment options by contacting the Plan Administrator. Please see "4. How do I contact the Plan Administrator?" for contact details.

     A shareholder whose common shares are registered in the name of a broker, bank or other nominee must make arrangements to have the broker, bank or other nominee register in the shareholder's name the number of common shares he or she wants to participate in the Plan or have the common shares electronically transferred into your own name through the Direct Registration System. Please see "6. My shares are held in "street name". How do I enroll in the Plan if I am an existing shareholder and my common shares are registered in the name of my broker, bank or other nominee?" for more information.

11. Request for Waiver for Optional Monthly Cash Investments and Initial Investments in Excess of $10,000

     General
     -------

     If you want to make optional monthly cash investments in excess of $10,000 in any month or an initial investment in excess of $10,000, you must receive our written approval. To obtain our written approval, you must submit a request for waiver form. You can obtain a request for waiver form by contacting the Plan Administrator's Waiver Department at (917) 320-6300 and upon completion, please send it to the Plan Administrator's Waiver Department via facsimile at (917) 320-6312. We have the sole discretion to approve or refuse any request to make an optional monthly cash investment or initial investment in excess of the maximum amount and to set the terms of any such optional monthly cash investment or initial investment.

     If we approve your request for waiver, the Plan Administrator will notify you promptly. In deciding whether to approve a request for waiver, we will consider relevant factors, including, but not limited to, the following:

o whether the Plan is then acquiring newly issued common shares directly from us or acquiring common shares in the open market or in privately negotiated transactions from third parties;

o    our need for additional funds;

o the attractiveness of obtaining additional funds through the sale of common shares as compared to other sources of funds;

o    the purchase price likely to apply to any sale of common shares;

o    the shareholder submitting the request;

o    the extent and nature of the shareholder's prior participation in the Plan;

o    the number of common shares held of record by the shareholder; and

o the aggregate number of optional monthly cash investments and initial investments in excess of $10,000 for which requests for waiver have been submitted by all existing shareholders and new investors.

     If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. We may determine, in our discretion, the maximum amount that an existing shareholder or new investor may invest pursuant to the Plan or the maximum number of common shares that may be purchased pursuant to a request for waiver.

     Purchases and Pricing of Common Shares
     Purchased Pursuant to a Request for Waiver
     ------------------------------------------

     If a request for waiver is approved, the price of common shares purchased pursuant to the request for waiver will be determined using a pricing period of not less than one (1) but not more than ten (10) trading days commencing on a date set by us as the first day of the pricing period. Optional monthly cash investments or initial investment made pursuant to a request for waiver will be used to purchase common shares as soon as practicable on or after the business day following the last day of the pricing period. This date is referred to as the "Waiver Investment Date." The Plan Administrator will apply all good funds received on or before the first business day before the pricing period to the purchase common shares on the Waiver Investment Date. Funds received after the pricing period begins will be returned to you. For more information, see "13. When does the Plan Administrator purchase common shares?"

     For purposes of determining the price per common share on the Waiver Investment Date, the price will be equal to the average of the high and low sales prices of our common shares, computed up to four decimal places, if necessary, as quoted on the New York Stock Exchange, for the applicable trading days immediately preceding the Waiver Investment Date. The purchase price on any Waiver Investment Date may be reduced by the waiver discount, if any.

     For any pricing period, we may establish a minimum purchase price per common share, referred to as the threshold price, applicable to optional monthly cash investments and initial investments made pursuant to a request for waiver. At least three (3) business days prior to the first day of the applicable pricing period, we will decide whether to establish a threshold price, and if so, its amount. We will notify the Plan Administrator as to the amount of the threshold price, if any. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and our need for additional funds.

     If a threshold price is established for any pricing period, it will be fixed as a dollar amount that the average of the high and low sales prices of our common shares as quoted by the New York Stock Exchange for each trading day during the applicable pricing period must equal or exceed (not adjusted for a waiver discount, if any). In the event that the threshold price is not satisfied for a trading day in the pricing period, then that trading day will be excluded from the pricing period and all trading prices for that trading day will be excluded from the determination of the purchase price. In addition, we will exclude from the pricing period and from the determination of the purchase price any trading day in which no trades of common shares are made on the New York Stock Exchange. Thus, for example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common shares are reported for one of the five trading days in the pricing period, then the purchase price will be based on the remaining four trading days in which the threshold price is satisfied.

     In addition, a portion of each optional monthly cash investment or initial investment made pursuant to a request for waiver will be returned for each trading day of a pricing period in which the threshold price is not satisfied or for each trading day in which no trades of our common shares are reported on the New York Stock Exchange. The amount returned will be equal to a pro rata portion of the amount of the optional monthly cash investment or initial investment (not just the amount in excess of $10,000) for each trading day that the threshold price is not satisfied or in which no trades of our common shares are reported. For example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common shares are reported for one of the five trading days in the pricing period, then 1/5 (or 20%) of the optional monthly cash investment or initial investment will be returned without interest.

     The establishment of the threshold price and the possible return of a portion of an optional monthly cash investment or initial investment applies only to optional monthly cash investments and initial investments made pursuant to a request for waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Plan Administrator is required to provide you with any written notice as to the threshold price for any pricing period. You may contact the Plan Administrator's Waiver Department at (917) 320-6300 to find out if a threshold price has been fixed or waived for any given pricing period.

     For each pricing period, we may establish a discount from the market price applicable to optional monthly cash investments and initial investments made pursuant to a request for waiver. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common shares as compared to other sources of funds and our need for additional funds. You may obtain information regarding the maximum waiver discount, if any, by contacting the Plan Administrator's Waiver Department at (917) 320-6300. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount will apply to the entire optional monthly cash investment or initial investment made pursuant to a waiver and not just the portion in excess of $10,000. The discount, if any, will not apply to reinvested dividends, or initial investments or optional monthly cash investments that are not made pursuant to a request for waiver.

     We will only establish a threshold price or waiver discount for common shares that are purchased directly from us.

12.  When are dividends paid?

     Our policy is to declare quarterly dividends to shareholders each January, April, July and October. We may, in our discretion, defer to a later date if necessary or advisable under applicable securities laws our sale to the Plan Administrator of common shares to be purchased with reinvested dividends.

     Only shareholders who own our common shares as of the record date for any declared dividend will be entitled to receive the dividend payment. Record dates for the payment of dividends will normally precede the payment dates by approximately ten (10) to twenty (20) business days.

     In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the dividends within 30 days, the Plan Administrator will remit the dividends to you by check.

     The payment of dividends on our common shares is at the discretion of our board of directors. There is no guarantee that we will pay dividends in the future. Please see the documents incorporated into this Prospectus for a more detailed discussion of our dividend policy and the risks relating to dividends.

13.  When does the Plan Administrator purchase common shares?

     Initial and Additional Cash Investments. Upon receipt of funds in an amount equal to or less than $10,000, the Plan Administrator will invest initial and additional cash investments once every month on the 30th day of the month, or the next succeeding business day if the 30th day falls on a weekend or holiday. For months when a dividend is payable, the investment date of the dividend will be the dividend payment date for the quarter. Common shares will be posted to your account in whole and fractional shares immediately upon settlement, usually within three business days. You will receive a confirmation of your transaction by paper statement at the postal address you give us when you enroll in the Plan. In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the non-waiver optional cash funds within 30 days, the Plan Administrator will return the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment. Please see "9. What are my options for additional cash investments once I am enrolled in the Plan?" for information on automatic monthly withdrawal.

     Optional cash investments must be sent so that the Plan Administrator receives the payment at least one (1) business day prior to the investment date. Funds received after the investment date will be held for investment on the next investment date.

     Optional monthly cash investments received by the Plan Administrator will be returned to you upon your written request if such request is received by the Plan Administrator no later than two (2) business days prior to the first day of the Pricing Period. Please see "15. At what price will the Plan Administrator purchase the common shares?" for information on the Pricing Period.

     Dividend Reinvestment. If you enroll prior to the record date for a dividend payment, your election to reinvest dividends will begin with that dividend payment. If you enroll on or after any such record date, reinvestment of dividends will begin on the dividend payment date following the next record date if you are still a shareholder of record. Record dates for payment of dividends will normally precede payment dates by ten (10) to twenty (20) business days.

     Common shares are purchased and sold for the Plan on specified dates or during specified periods. As a result, you do not have any control over the price at which common shares are purchased or sold for your account, and you may pay a higher purchase price or receive a lower sales price then if you had purchased or sold the common shares outside of the Plan. You bear the risk of fluctuations in the price of our common shares. No interest is paid on funds held by the Plan Administrator pending their investment. All optional monthly cash investments, including the initial cash investment, are subject to collection by the Plan Administrator of the full face value in U.S. funds.

14.  How does the Plan Administrator purchase the common shares?

     We may, in our sole discretion, instruct the Plan Administrator to purchase all or a portion of the common shares in connection with the distribution of common shares purchased pursuant to reinvestment of dividends or any initial or optional monthly cash investment directly from us at the "Current Market Price" (as defined below under "15. At what price will the Plan Administrator purchase the common shares?").

     If we do not instruct the Plan Administrator to purchase common shares directly from us, the Plan Administrator may purchase common shares in the open market or in negotiated transactions, and may be subject to such terms with respect to price, delivery and other terms as agreed to by the Plan Administrator. In connection with purchases in the open market or in negotiated transactions, neither we nor any Plan participant shall have any authorization or power to direct the time or price at which common shares may be so purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

     Common shares will be allocated and credited to participants' accounts as follows: (1) common shares purchased from us will be allocated and credited on the appropriate investment date; and (2) common shares purchased in market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of common shares to be purchased. Depending on our election, participants may be credited with common shares purchased from us, common shares purchased in market transactions or a combination of both.

     The method used by the Plan Administrator will impact the price at which your common shares are purchased (see "15. At what price will the Plan Administrator purchase the common shares?").

     The amount of common shares to be purchased for your account depends on the amount of your dividend and/or initial or optional monthly cash investment and the purchase price of the common shares. Your account will be credited with that number of common shares, including fractions computed to four decimal places, equal to the amount you invest divided by the purchase price per common share. You will be credited for dividends on fractions of shares.

15.  At what price will the Plan Administrator purchase the common shares?

     If we direct the Plan Administrator to purchase common shares directly from us, the "Current Market Price" is defined as the average of the mean of the daily high and low sales prices of the common shares as reported on the New York Stock Exchange for the three (3) trading days immediately preceding the investment date, or, if no trading occurs in the common shares on one or more of such trading days, for the three (3) trading days immediately preceding the investment date during which the common shares were traded in the New York Stock Exchange, or the Pricing Period. If the Plan Administrator purchases common shares in market transactions, the "Current Market Price" is defined as the weighted average of the actual price paid for common shares purchased by the Plan Administrator.

     The purchase price of common shares purchased with reinvested dividends will be the Current Market Price (as described above) less the dividend reinvestment discount, if any, then in effect. The purchase price of common shares purchased with initial or optional cash investments (excluding investments in excess of $10,000 pursuant to a waiver) will be the Current Market Price (as described above) less the optional or initial cash payment discount, if any, then in effect.

     We, in our sole discretion, may change or eliminate the dividend reinvestment discount or the optional or initial cash investment discount, if any, upon sending Plan participants not less than thirty (30) days' prior written notice of such change or elimination. As of the date of this Prospectus, there is no optional or initial cash payment discount.

     If you request a waiver and we approve it, your initial investment may exceed $10,000. For a description of the purchase price of common shares pursuant to an approved waiver, see "Purchases and Pricing of Common Shares Purchased Pursuant to a Request for Waiver" under "11. Request for Waiver for Optional Monthly Cash Investments and Initial Investments in Excess of $10,000."

16.  May I enroll, view my account information, and execute transactions online?

     Investor ServiceDirect(R) is a Web-enabled real-time service, available 24 hours a day, 7 days a week. This service provides shareholders of record with the ability to:

o    enroll in the Plan;

o    make initial or optional cash investments;

o    request sale of common shares;

o    obtain stock power forms;

o    view account status and account transactions;

o    perform address changes;

o    request share certificates;

o    request duplicate statements;

o    view-print-request form 1099; and

o    view certificate, book-entry and dividend payment history.

     Technical assistance and help if you have forgotten your password are available Monday through Friday, between 9:00 a.m. and 7:00 p.m., Eastern Standard Time, at (877) 978-7778.

     To access Investor ServiceDirect(R), please visit the Mellon Investor Services website at www.melloninvestor.com.

17.  What kind of reports will I receive as a participant in the Plan?

     Unless you participate in the Plan through a broker, bank or nominee, the Plan Administrator will send a transaction notice confirming the details of any initial and optional cash investment you make within three (3) business days. When you participate in the dividend reinvestment feature, you will receive a quarterly statement of your account. If you do not reinvest dividends and have no additional purchase or sale transactions, you will receive an annual statement detailing the status of your holdings of common shares in your Plan account.

     The Plan Administrator will send a statement following any sale activity in your account. In this statement you will receive a check and a statement with information regarding the trade such as sale price, shares sold, net dollars and taxes, if any.

     You should keep these statements as they contain important information regarding the tax basis for common shares purchased pursuant to the Plan and the gain for common shares sold.

     You can request copies of statements by contacting the Plan Administrator via an online request or by telephone. In addition, you will receive copies of other communications sent to holders of common shares, including our annual and other reports to our shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.

     You can also access your Plan account statement through Mellon Investor Services' on-line program, MLinksm. Convenient and easy on-line access to your shareholder communications is only a click away. Besides your Plan account statements, you may access your 1099 tax documents, notification of ACH transmissions, transaction advices, annual meeting materials and selected correspondence on-line.

     Enrollment is simple and quick. Logon to Investor ServiceDirect(R) to enjoy the many benefits MLinksm offers, including:

o    Faster delivery of important documents

o    Electronic notification of account activity via email

o    Secure access to your mailbox 24 hours a day, 7 days a week

o    Convenience of managing your documents - view, print, download

     Please visit www.melloninvestor.com/ISD for more information.

18.  Will I receive share certificates for my Plan shares?

     Each purchase of common shares through the Plan is credited to your Plan account. Your account statement will show the number of common shares, including any fractional share, credited to your account. You will not receive a certificate for your Plan shares unless you request one. You can request a certificate for some or all of your whole shares from the Plan Administrator at any time. Certificates for fractional shares are never issued.

     Your account under the Plan will be maintained in the name or names in which your certificates were registered at the time you entered the Plan. Consequently, certificates for whole shares will be similarly registered when issued.

19.  Can I deposit share certificates for safekeeping?

     You can at any time, including when you first enroll, deposit share certificates registered in your name with the Plan Administrator for safekeeping, at no cost to you.

     Safekeeping protects your share certificates against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your common shares. Only share certificates held in safekeeping may be sold through the Plan.

     If you own common shares in certificate form, you may deposit your certificates for those shares free of charge with the Plan Administrator. The Plan Administrator will provide mail loss insurance coverage for certificates with a value not exceeding $100,000 in any one shipping package that you mail to its address at Newport Office Center VII, 480 Washington Blvd., Jersey City, NJ 07310 by USPS registered mail or by any of the following overnight couriers:
Airborne, DHL, Emery, ExpressMail, FedEx, Purolator, TNT and UPS.

     Note: Mail loss insurance covers only the replacement of share certificates and in no way protects any loss resulting from fluctuations in the value the common shares represented by such certificate.

20.  How do I sell my Plan shares?

     You can sell some or all of your Plan shares by submitting the appropriate information on the transaction stub of your Plan statement, by submitting a written request to the Plan Administrator, or by phone. Please see "4. How do I contact the Plan Administrator?" for contact details. You can also sell the Plan shares on-line (see "16. May I enroll, view my account information, and execute transactions online?"). Your sale request will be processed and your Plan shares will, subject to market conditions and other factors, generally be sold within 24 hours of receipt of your request. Please note that the Plan Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding request to sell shares or issue physical share certificates. These requests are final. The Plan Administrator will mail a check to you on the settlement date, which is three (3) business days after your Plan shares have been sold in an amount equal to the proceeds of the sale less a handling fee of $15.00, brokerage trading fees ($0.12 per share as of the date of this Prospectus) and applicable stock transfer taxes.

     Alternatively, you may choose to sell your Plan shares through a stockbroker of your choice, in which case you would have to request that the Plan Administrator electronically transfer your Plan shares to your stockbroker. You will be responsible for a $15.00 handling fee, any other fees or expenses incurred in connection with such transfer and applicable stock transfer taxes. You may also request a certificate for your common shares from the Plan Administrator for delivery to your stockbroker prior to settlement of such sale. See "21. How do I discontinue participation in the Plan?" for instructions on how to obtain a certificate.

     The price of common shares fluctuates on a daily basis. The price may rise or fall after you submit your request to sell and prior to the ultimate sale of your common shares. The price risk will be borne solely by you. You cannot revoke your request to the Plan Administrator to sell any Plan shares once it is made.

21.  How do I discontinue participation in the Plan?

     You may discontinue the reinvestment of your dividends by giving notice to the Plan Administrator by telephone, in writing or by changing your dividend election under the "Manage Account Info" section when you access your account over the Internet through Investor ServiceDirect(R) at www.melloninvestor.com. Please see "4. How do I contact the Plan Administrator?" and "16. May I enroll, view my account information, and execute transactions online?" for contact details. If you discontinue your participation in the Plan, the Plan Administrator will continue to hold your common shares unless you request a certificate for any full shares and a check for any fractional share. In the alternative, you may request that all or part of the common shares credited to your account in the Plan be sold at any time. Please see "20. How do I sell my Plan shares?" for more information.

     If your request to discontinue participation in the Plan is received by the Plan Administrator on or after a dividend record date but before the payment date (record dates normally precede the payment dates by ten (10) to twenty (20) business days), the Plan Administrator, in its sole discretion may either pay such dividend in cash or reinvest it in common shares for your account. The request to discontinue participation in the Plan will then be processed as promptly as possible following such dividend payment date. Any cash payments which you may have sent to the Plan Administrator prior to the request to discontinue participation in the Plan will also be invested on the next investment date unless you expressly request return of that payment in your request to discontinue participation in the Plan and your request to discontinue participation in the Plan is received by the Plan Administrator at least two (2) business days prior to the investment date. All dividends subsequent to such dividend payment date will be paid in cash to you unless and until you re-enroll in the Plan, which you may do at any time.

     If you have discontinued participation in the Plan, you can re-enroll in the Plan on-line or by submitting a new enrollment form and complying with all other enrollment procedures. To minimize unnecessary Plan administrative costs and to encourage use of the Plan as a long-term investment vehicle, we reserve the right to deny participation in the Plan to previous participants who we or the Plan Administrator believe have been excessive in their enrollment and discontinuation.

22. What happens if I sell or transfer all the common shares registered in my name and held by me?

     If you dispose of all the common shares registered in your name, including the common shares participating in the Plan, but do not give notice to the Plan Administrator, the Plan Administrator will continue to reinvest the cash dividends on any common shares held in your account under the Plan until the Plan Administrator is otherwise notified.

23. What happens if we declare a dividend payable in common shares or declares a stock split?

     Any shares we distribute as a dividend on common shares (including fractional shares) credited to your account under the Plan, or upon any split of such shares, will be credited to your account. Share dividends or splits distributed on all other shares held by you and registered in your own name will be mailed directly to you. In a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the Plan. Rights applicable to shares credited to your account under the Plan will be sold by the Plan Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of shares on the next investment date.

     If you want to exercise, transfer or sell any portion of the rights applicable to the common shares credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that a portion of the shares credited to your account be transferred from your account and registered in your name. Except in unusual circumstances, the record date will be approximately ten (10) to twenty (20) business days in advance of the applicable distribution date.

24. How will my common shares held by the Plan Administrator be voted at meetings of shareholders?

     Common shares held by the Plan Administrator for you will be voted as you direct. A proxy card will be sent to you in connection with any annual or special meeting of shareholders, as in the case of shareholders not participating in the Plan. This card will cover all common shares registered in your own name not participating in the Plan as well as all full and fractional shares held by the Plan Administrator for your account or held by the Plan Administrator for safekeeping under the Plan.

     As in the case of nonparticipating shareholders, if on a properly signed and returned proxy card, no instructions are indicated by you, all of your common shares -- those registered in your own name and those held by the Plan Administrator for your account under the Plan -- will be voted in accordance with recommendations of our management, unless otherwise provided. If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of the common shares covered by such proxy card (including those held by the Plan Administrator under the Plan) will be voted.

25.  Limitation of Liability

     The Plan provides that neither we nor the Plan Administrator, nor any agent will be liable in administering the Plan for any act done in good faith or any omission to act in good faith in connection with the Plan. This limitation includes, but is not limited to, any claims of liability relating to:

o the failure to terminate your Plan account upon your death or adjudicated incompetence prior to receiving written notice of your death or adjudicated incompetence; or

o the purchase or sale prices reflected in your Plan account or the dates of purchases or sales of common shares under the Plan; or

o any loss or fluctuation in the market value of our common shares after the purchase or sale of common shares under the Plan.

     The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

                                 USE OF PROCEEDS

     The net proceeds we realize from sales of our authorized and unissued common shares pursuant to the Plan will be used for working capital and general corporate purposes. We do not know either the number of common shares that will be purchased under the Plan or the prices at which the common shares will be sold to participants.

                         FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material United States federal income tax considerations relevant to a U.S. Participant, as defined below, with respect to participation in the Plan. This discussion does not purport to deal with the tax consequences of participation in the Plan to all categories of investors, some of which may be subject to special rules. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of common stock.

     The following discussion of United States federal income tax matters is based on the United States Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. We have not received nor do we intend to seek a private letter ruling from the Internal Revenue Service regarding the Plan.

     A "U.S. Participant" means a participant in the Plan that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     If a partnership is a participant in the Plan, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership participating in the Plan, you are encouraged to consult your tax advisor.

Tax Consequences Of Dividend Reinvestment
-----------------------------------------

     In the case of newly-issued shares acquired from the us, a U.S. Participant will be treated as receiving a dividend for United States federal income tax purposes in an amount equal to the fair market value as of the dividend payment date of the common shares purchased with the reinvested dividends. In the case of common shares acquired in market transactions, a U.S. Participant will be treated as receiving a dividend for United States federal income tax purposes in an amount equal to sum of (x) the cash dividend paid by us and (y) the pro rata share of any brokerage trading fees or other related charges paid by us in connection with the Administrator's purchase of the common shares on behalf of the participant. Those dividend amounts will be the U.S. Participant's basis in the shares purchased. A U.S. Participant's holding period of those shares will begin on the day following the date of purchase.

     The dividends described above will constitute taxable dividend income to U.S. Participant to the extent of our current and accumulated earnings and profits allocable to the distributions. Such dividends may be eligible for taxation at reduced rates in the hands of a non-corporate U.S. Participant, provided that holding period and certain other requirements are satisfied. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Participant's tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain.

Tax Consequences Of Optional Cash Investments
---------------------------------------------

     With respect to newly issued shares, a U.S. Participant who elects to invest in additional shares by making optional cash investments will be treated for United States federal income tax purposes as having received a dividend equal to the excess (if any) of (i) the fair market value on the investment date of the shares purchased, over (ii) the optional cash investments made. A U.S. Participant will not be deemed to have received a dividend with respect to shares acquired by purchases in market transactions, except to the extent of brokerage fees and charges paid to the Administrator by us. A U.S. Participant's tax basis in the shares purchased will be equal to the cost paid by the participant in acquiring the stock, plus the amount (if any) treated as a dividend for federal income tax purposes. The U.S. Participant's holding period for those shares will begin on the day following the date of purchase.

     Shares, or any fraction of shares, purchased with initial or supplemental cash payments will have a tax basis equal to the amount of the payments increased by the amount of brokerage fees, if any, treated as a taxable dividend to a U.S. Participant with respect to those shares or fraction of shares. The holding period for the shares, or fraction of shares, begins on the day following the purchase date.

     Any distributions which the participant is treated as receiving would be taxable income or gain or reduce the basis in common shares, or some combination of these treatments, under the rules described above under "Tax Consequences of Dividend Reinvestment."

Tax Consequences Of Dispositions
--------------------------------

     A U.S. Participant generally will recognize taxable gain or loss upon a sale, exchange or other disposition of the shares whether the sale or exchange is made at the U.S. Participant's request upon withdrawal from the Plan or takes place after withdrawal from or termination of the Plan and, in the case of a fractional share, when the participant receives a cash payment for a fraction of a share credited to his or her account. The amount of gain or loss will equal the difference between the amount realized by the U.S. Participant from such sale, exchange or other disposition and the U.S. Holder's tax basis in the shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Participant's holding period in the shares is greater than one year at the time of the sale, exchange or other disposition. A U.S. Participant's ability to deduct capital losses is subject to certain limitations.

     A U.S. Participant will not realize any taxable income when he receives certificates for whole shares credited to his account, either upon his request for such certificates or upon withdrawal from or termination of the Plan.

Backup Withholding and Information Reporting
--------------------------------------------

     In general, dividend payments and other taxable distributions made within the United States to a U.S. Participant will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax when paid to a non-corporate U.S. Participant who:

o    fails to provide an accurate taxpayer identification number;

o is notified by the Internal Revenue Service that he has failed to report all interest or dividends required to be shown on his federal income tax returns; or

o in certain circumstances, fails to comply with applicable certification requirements.

         If a dividend is subject to backup withholding, backup withholding will be withheld from the dividend before the dividend is reinvested under the Plan. Backup withholding tax is not an additional tax. Rather, a U.S. Participant generally may obtain a refund of any amounts withheld under backup withholding rules that exceed his income tax liability by filing a refund claim with the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Subject to the discussion below, we will distribute newly issued common shares sold under the Plan. Mellon Securities LLC, a registered broker/dealer, may assist in the identification of investors and provide other related services, but will not be acting as an underwriter with respect to our common shares sold under the Plan. You will pay no brokerage trading fees on common shares purchased through the Plan when common shares are being acquired from us or through open market sources. However, you may be responsible for other fees and expenses, including a handling fee and brokerage trading fees upon the sale of your common shares that are subject to the Plan. Please see "Description of the Plan" under "8. What are the fees associated with participation." The common shares are currently listed on the NYSE.

     In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing shareholders and new investors who may be engaged in the securities business.

     Persons who acquire our common shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of our common shares so purchased. We may, however, accept optional cash investments and initial investments made pursuant to requests for waiver by such persons.

     From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash investments and initial investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common shares. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of our common shares to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference from our Annual Report on Form 20-F have been audited by Deloitte Statsautoriserte Revisorer AS, an independent registered public accounting firm, as stated in their report, which is incorporated in this Prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the securities offered by this Prospectus will be passed upon for us Mello, Jones & Martin with respect to matters of Bermuda law.